Exhibit 99.1

Liquidity Services, Inc. Files Registration Statement with the SEC for a Secondary Public Offering

Washington, DC — February 13, 2007 — Liquidity Services, Inc. (NASDAQ: LQDT) announced today that it has filed a registration statement with the Securities and Exchange Commission for the offering of 5,579,541 shares of its common stock in a proposed secondary public offering. LSI will issue and sell 100,000 shares and certain stockholders of LSI will sell the remaining 5,479,541 shares.

Friedman, Billings, Ramsey & Co., Inc., CIBC World Markets Corp. and RBC Capital Markets Corp. will act as joint-bookrunning managers.  Cantor Fitzgerald & Co., Lazard Capital Markets LLC, Oppenheimer & Co. Inc. and Stifel, Nicolaus & Company, Incorporated will act as co-managers.

A copy of the prospectus relating to these securities may be obtained, when available, from: Friedman, Billings, Ramsey & Co., Inc. at 1001 Nineteenth Street North, 18th Floor, Arlington, VA 22209, or CIBC World Markets Corp. c/o USE Prospectus Department, 425 Lexington Avenue, 5th Floor, New York, New York 10017, useprospectus@us.cibc.com, or RBC Capital Markets at Two Embarcadero Center, Suite 1200, San Francisco, CA 94111.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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Media Contact

Julie Davis

202.467.6868 ext 234

julie.davis@liquidityservicesinc.com